Exhibit 107

Calculation of Filing Fee Tables

FORM S-8

(Form Type)

REVELATION BIOSCIENCES, INC.

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	d	Shares of Common Stock, par value $0.0001 per share (“Common Stock”)	457(c)	1,294,421(3)	$.538	$696,398	0.0000927	$64.56

Carry Forward Securities

Carry Forward Securities

	Total Offering Amounts					$64.56

	Total Fees Previously Paid					--

	Total Fee Offsets					--

	Net Fee Due					$64.56

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, or the Securities Act, this Registration Statement shall also cover any additional shares of Registrant’s Common Stock that become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of Registrant’s Common Stock, as applicable.

(2)	Estimated in accordance with Rules 457(c) solely for the purpose of calculating the registration fee on the basis of $.538 per share, the closing price of the Registrant’s Common Stock on May 26, 2022, as reported on the NASDAQ Global Select Market.

(3)	Represents shares of the Registrant’s Common Stock that may be issued under the Revelation Biosciences 2021 Equity Incentive Plan.